AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NICHOLAS II, INC.

Nicholas II, Inc., a Maryland corporation (the "Corporation"), desires to restate its charter as currently in effect. The Corporation, hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that in accordance with Section 2-609 of Subtitle 6 of Title 2 of Maryland General Corporation Law, the charter of the Corporation is amended and restated as follows and the following constitute all provisions of the Corporation’s charter currently in effect:

FIRST: The name of the corporation is NICHOLAS II, INC.

SECOND: The period of its existence is perpetual.

THIRD: The purpose or purposes for which the Corporation is organized are:

A. To engage in the business of a diversified, open-end management investment company under the Investment Company Act of 1940.

B. To purchase or otherwise acquire, hold for investment or otherwise, and to sell, exchange or otherwise dispose of securities, or rights or warrants to acquire securities, of any private or public company, corporation, association, trust or syndicate, however organized.

C. To purchase or otherwise acquire, hold for investment or otherwise, and to sell, exchange, or otherwise dispose of, securities issued or guaranteed by the United States of America, by any State of the United States of America, by any political subdivision of any State, by any public instrumentality of a State, or by any person controlled or supervised by and acting as an instrumentality of the United States of America.

D. To deposit its funds from time to time in such checking account or accounts as may reasonably be required, and to deposit its funds at interest in any bank, savings bank or trust company in good standing organized under the laws of the United States of America or any State thereof, or of the District of Columbia.

E. To conduct research and investigations with respect to securities, organizations and business conditions in the United States and elsewhere; to secure information and advice pertaining to the investment and employment of the assets and funds of the Corporation and to pay compensation to others for the furnishing of any or all of the foregoing.

F. Subject to any restrictions contained in the Investment Company Act of 1940, in applicable state securities or "blue sky" laws, or in any rules or regulations issued pursuant to any of the foregoing, to exercise in respect of all securities, property and assets owned by it all rights, powers and privileges which could be exercised by any natural person owning the same securities, property or assets.

G. To acquire all or any part of the goodwill, property and business of any firm, person, association or corporation heretofore or hereafter engaged in any business similar to any business which it has power to conduct, and to hold, utilize, enjoy, and in any manner dispose of the whole or any part of the rights, property and business so acquired and to assume in connection therewith any liabilities of any such person, firm, association or corporation.

H. Without the vote or consent of the shareholders of the Corporation, to purchase, acquire, hold, dispose of, transfer and reissue or cancel shares of its own capital stock in any manner or to any extent now or hereafter permitted by the laws of Maryland and by these Articles of Incorporation.

I. To carry out all or any part of the aforesaid objects and purposes and to conduct its business in all or any of its branches in any or all states, territories, districts and possessions of the United States of America and in foreign countries; and to maintain offices and agencies in any and all states, territories, districts and possessions of the United States of America and in foreign countries.

The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any clause of this or any other Section of these Articles of Incorporation, or of any amendment thereto, and shall each be regarded as independent and construed as powers as well as objects and purposes.

The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to or conferred upon corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

FOURTH: (i) The aggregate number of shares of capital stock of all classes which the Corporation shall have the authority to issue is two hundred million (200,000,000) shares of common stock, having a par value of One Cent ($0.01) per share for all authorized shares, amounting to an aggregate par value of $2,000,000.

(ii) Unless otherwise prohibited by law, so long as the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, the Board of Directors shall have the power and authority, without the approval of the holders of any outstanding shares, to increase or decrease the total number of shares of capital stock or the number of shares of capital stock of any class that the Corporation has authority to issue.

(iii) The Board of Directors of the Corporation shall have the power and authority, without the approval of the holders of any outstanding shares, to classify or reclassify any authorized but unissued shares of capital stock (whether or not such shares have been previously classified or reclassified) from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of such shares of stock.

FIFTH: Provisions limiting or denying to shareholders the preemptive rights to acquire additional shares of the Corporation are:

No holder of any of the shares of this Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares which this Corporation may issue or sell other than such rights, if any, as the board of directors in its discretion may from time to time determine to offer to shareholders of this Corporation.

SIXTH: The number of directors shall be such number (not less than three) as is fixed from time to time by the By-Laws.

SEVENTH: The post office address of the principal office of the Corporation in this State is c/o the Corporation Trust, Inc., 300 East Lombard Street, Maryland 21202. The name of the resident agent of the Corporation in this state is the Corporation Trust, Inc., a corporation of this State, and the post office address of the resident agent is 300 East Lombard Street, Maryland 21202.

EIGHTH: The name and address of each incorporator is:

Name	Address

Albert O. Nicholas	312 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Thomas J. Saeger	312 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Frank J. Pelisek	250 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

NINTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and shareholders:

A. The board of directors of the corporation shall authorize an initial issuance of shares of the capital stock of the Corporation for such consideration not less than the aggregate par value of the shares included in the issuance as the board of directors shall determine. After such initial issuance, the board of directors may authorize the issuance (and reissuance) from time to time of shares of capital stock of any class, whether now or hereafter authorized, for such consideration, not less than the aggregate par value of the shares so issued, as said board of directors may deem advisable, provided that, except with respect to shares issued as a share dividend or distribution, such consideration shall be not less than the net asset value of such shares computed in accordance with this Article NINTH. That portion of the consideration received by the Corporation for shares issued (or reissued) which is equal to the aggregate par value of such shares shall be capital and any consideration received in excess of said aggregate par value shall be capital surplus. The board of directors may, in its sole and absolute discretion, reject in whole or in part orders for the purchase of shares of capital stock, and may, in addition, require such orders to be in such minimum amounts as it shall determine.

B. The holders of any fractional shares of the capital stock of the Corporation shall be entitled to the payment of dividends on such fractional shares, to receive the net asset value thereof upon redemption and to share in the assets of the Corporation upon liquidation, but no holder of a fractional share shall be entitled to receive a certificate representing any fractional share, nor shall any such holder have any voting rights with respect to any fractional share. Whenever a shareholder owns fractional shares aggregating a full share, he shall have all rights provided herein with respect to such full share and shall be entitled to receive a certificate representing such full share.

C. The board of directors shall have full power in accordance with good accounting practice: (a) to determine what receipts of the Corporation shall constitute principal and to make such allocation of any particular receipt between principal and income as it may deem proper; and (b) from time to time, in its discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law of the United States of America or of any other taxing authority therein) shall be charged to or paid from principal or income or both; and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

D. Each holder of record of stock of this Corporation shall be entitled to one (1) vote for each share thereof standing registered in his name on the books of the Corporation. At all elections of directors of the Corporation, each shareholder shall be entitled to vote the shares owned of record by him for as many persons as there are directors to be elected, but shall not be entitled to exercise any right of cumulative voting.

E. The board of directors shall have power to determine from time to time whether and to what extent and at what time and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by law; and except as so provided, no shareholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the board of directors.

F. When the total assets of the Corporation shall for the first time have amounted to $100,000, or more, a fact which shall be conclusively evidenced by a resolution of the board of directors of the corporation specifying the date and time when such total assets first amounted to $100,000, or more, each holder of shares of the capital stock of the corporation shall be entitled at any time thereafter to require the Corporation to redeem all or any part of the shares standing in the name of such holder on the books of the Corporation at the net asset value of such shares as determined in accordance with the provisions of this Article NINTH, subject to the provisions of Section K of this Article.

G. The net asset value to which a holder of shares of capital stock of the Corporation shall be entitled upon redemption of shares held by him is the net asset value applicable at the time when certificates representing said shares, duly endorsed or accompanied by proper instruments of assignment, with proper stock transfer stamps affixed, if required, and accompanied by irrevocable instructions in writing in form acceptable to the board of directors to redeem the stock represented by such certificates, shall have been received by the Corporation at such place as the board of directors may from time to time designate.

H. The time of payment for shares redeemed shall be within seven (7) days after certificates representing the shares to be redeemed have been received by the Corporation in accordance with Section G of this Article NINTH.

I. The net asset value of each share of the Corporation shall be determined as of the close of trading on the New York Stock Exchange each day that said Exchange is open for trading and any such net asset value shall be applicable to all transactions in the capital stock of the corporation occurring at or before the close of business on that day and after the close of business on the last preceding day on which said Exchange was open for trading, subject to adjustment for declared dividends or distributions, or in accordance with any controlling provisions of the Investment Company Act of 1940 or any rule or regulation thereunder.

J. The net asset value of each share of the capital stock of the Corporation at any particular time shall be the quotient obtained by dividing the value of the net assets of the Corporation (i.e., the value of the assets of the Corporation, less its liabilities exclusive of capital and surplus) at such time by the total number of shares (including fractional shares) outstanding at such time, all determined and computed as follows:

(1) The value of any cash on hand or on deposit bills and demand notes and accounts receivable, prepaid expenses, dividends receivable (from and after the ex-dividend date) and interest declared or accrued and not yet received shall be deemed to be the full amount thereof unless the board of directors shall have determined that any such deposit, bill, demand note or account receivable is not worth the full amount thereof, in which event such value shall be the fair value thereof as determined in good faith by the board of directors.

(2) Securities listed or commonly dealt in on the New York Stock Exchange or the American Stock Exchange shall be valued at the last sale prices on such Exchanges on the day on which such value is being computed (or, lacking any such sales, the last bid price), unless it appears to the board of directors that some other price reflects more closely the true market value, but in no case shall such other price be lower than the last bid price or higher than the last asked price at the time as of which the net asset value is being determined, all as reported by any means in common use; provided, however, that the board of directors may by resolution permit over-the-counter rather than stock exchange quotations to be used when they appear to the board of directors to reflect more closely the true market value of any particular security in the portfolio.

(3) Other securities as to which market quotations are readily available shall be valued in the same manner as securities listed or commonly dealt in on the New York or American Stock Exchanges.

(4) In the case of all other securities and assets, the value thereof shall be the fair value as determined in good faith by the board of directors (but no value shall be assigned to goodwill of the Corporation).

(5) The liabilities of the Corporation shall be deemed to include all bills and accounts payable, all administrative expenses payable and/or accrued, including the estimated amount of any fees payable under an investment advisory agreement, all contractual obligations for the payment of money or property, including the amount of any unpaid dividends upon the shares of the Corporation, declared at or before the time as of which the net asset value is being determined; all reserves authorized or approved by the board of directors for taxes or contingencies, including such reserves, if any, for taxes based on any unrealized appreciation in the value of the assets of the Corporation; and all other liabilities of the Corporation of whatsoever kind and nature, except liabilities represented by outstanding shares and surplus of the Corporation.

(6) Securities purchased shall be included among the assets of the Corporation, and the cost thereof shall simultaneously be regarded as a liability, not later than the day following the date of purchase; and securities sold shall be excluded from such assets, and the amount receivable therefor shall simultaneously be included as an asset, not later than the day following the date of sale.

(7) Shares of the capital stock of the Corporation for which purchase orders have been accepted shall be considered as issued and outstanding as soon as the net asset value thereof can reasonably be ascertained pursuant to the provisions of this Article NINTH, and the amount receivable therefor shall simultaneously become an asset of the Corporation.

(8) Shares of the capital stock of the Corporation delivered for redemption or repurchase shall be considered as no longer outstanding as soon as the net asset value thereof can reasonably be ascertained pursuant to the provisions of this Article NINTH, and the amount payable on such redemption or repurchase shall simultaneously become a liability of the Corporation.

(9) Notwithstanding the provisions of paragraphs (1) and (5) of this Section J, interest declared or accrued and not yet received, and any accrued expenses, may be omitted from any calculation of net asset value, in the discretion of the board of directors, if the net amount of all such interest and expenses is less than one percent of the net asset value per share.

K. In the event that the New York Stock Exchange shall be closed at any time because of then existing financial conditions or for any other unusual or extraordinary reason, the right of a holder of shares of the capital stock of the Corporation to have his shares redeemed by the Corporation shall be suspended for a period from and including the day on which the action is taken for the closing of said Exchange and the day on which said Exchange is reopened. In accordance with the provisions of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, the Corporation may also suspend such right of redemption (a) for any period during which trading on the New York Stock Exchange is restricted; (b) for any period during which an emergency exists as a result of which (i) disposal by the Corporation of securities owned by it is not reasonably practicable or (ii) it is not reasonably practicable for the Corporation fairly to determine the value of its net assets; or (c) for such other periods as the Commission may by order permit for the protection of shareholders of the Corporation.

L. The Corporation may purchase in the open market or otherwise acquire from any owner or holder thereof any shares of its capital stock, in which case the consideration paid therefor (in cash or in securities win which the funds of the Corporation shall then be invested) shall not exceed the net asset value thereof determined or estimated in accordance with any method deemed proper by the board of directors and producing an amount approximately equal to the net asset value of said shares (determined in accordance with the provisions of this Article NINTH) at the time of the purchase or acquisition by the Corporation thereof.

In respect of all powers, duties and authorities conferred by the preceding Sections J and K and this Section L, the Corporation may act by and through agents from time to time designated and appointed by the board of directors and the board of directors may delegate to any such agent any and all powers, duties and authorities conferred upon the Corporation or upon the board of directors by said Sections.

TENTH: The Corporation reserves the right to enter into, from time to time, investment advisory agreements providing for the management and supervision of the investments of the Corporation and the furnishing of advice to the corporation with respect to the desirability of investing in, purchasing or selling securities or the property. Such agreement shall contain such other terms, provisions and conditions as the board of directors of the Corporation may deem advisable.

The Corporation may designate custodians, transfer agents, registrars and/or disbursing agents for the stock and assets of the corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such custodian, transfer agent, registrar and/or disbursing agent.

ELEVENTH: Notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of all shares of any series or classes of the Corporation's capital stock entitled to be cast in order to take or authorize any action, pursuant to Section 2-104(b)(5) of the Maryland General Corporation Law, the Corporation may take or authorize any such action upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon, subject to any applicable requirement of the Investment Company Act of 1940 as amended, and the rules and regulations promulgated thereunder, or orders of the SEC or any successor thereto.

TWELFTH: The presence in person or by proxy of the holders of one-third of the shares of capital stock of the Corporation entitled to vote shall constitute a quorum at any meeting of shareholders, except with respect to any matter which by law requires the approval of one or more classes of capital stock in which case the presence in person or by proxy of the holders of one-third of the shares of capital stock of each series or class entitled to vote on the matter shall constitute a quorum. If at any meeting a quorum is not present or requested, the chairman of the meeting of the holders of a majority of the stock present or represented may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally called.

THIRTEENTH: The Corporation shall indemnify and advance expenses to its current acting and its former officers and directors to the fullest extent that indemnification of officers and directors is permitted by the Maryland General Corporation Law. The Board of Directors may, through the Bylaws, a resolution or by agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. References to the Maryland General Corporation Law and the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, in this Article THIRTEENTH are to the law as from time to time amended. No amendment to the Articles of Incorporation of the Corporation shall affect any right of any person under this Article THIRTEENTH based on any event, omission or proceeding prior to such amendment.

FOURTEENTH: The Corporation reserves the right from time to time to make any amendment of these Articles of Incorporation now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth in these Articles of Incorporation of any outstanding stock. The Corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon.

FIFTEENTH: In the event of the dissolution of the Corporation and in the event there are no assets available for distribution to the shareholders, the trustees or receivers may make distributions of assets in cash or in kind or partly in cash and partly in kind, and it shall not be necessary for the trustees or receivers to give each shareholder a pro rata share of each asset, but the trustees or receivers may allocate certain assets to certain shareholders and certain assets to other shareholders, so long as there shall be distributed to each shareholder his pro rata share in market value of the assets of the Corporation.

SIXTEENTH: This amendment and restatement of the charter has been authorized by the unanimous vote of the Corporation’s Board of Directors and the affirmative vote of two-thirds of all votes of shares of the Corporation entitled to be cast.

IN WITNESS WHEREOF, the Corporation has caused this amended and restated charter to be signed in its name and on its behalf by its Executive Vice President and attested by its Secretary. The undersigned Executive Vice President hereby acknowledges, under penalties of perjury, the foregoing to be the corporate act of the Corporation.

Dated: January 26, 2005.

/s/ Thomas J. Saeger
Thomas J. Saeger
Executive Vice President

Attest:

/s/ Jeffrey T. May
Jeffrey T. May
Secretary

STATE OF WISCONSIN )

) ss.

COUNTY OF MILWAUKEE )

I hereby certify that on January 26, 2005, before me, the subscriber, a Notary Public of the State of Wisconsin in and for the County of Milwaukee, personally appeared THOMAS J. SAEGER and JEFFREY T. MAY, and severally acknowledged the foregoing Articles of Incorporation to be their act.

WITNESS my hand and notarial seal this 26th day of January, A.D. 2005.

/s Susan Vergetis Bauer

Name: Susan Vergetis Bauer

Notary Public

Milwaukee County, Wisconsin

My commission expires: _____________